Exhibit 99.1
September 14, 2022

Bank of America Names José E. Almeida to Board of Directors

CHARLOTTE — The Bank of America Corporation Board of Directors today appointed José (Joe) E. Almeida as a director, effective immediately.

Almeida, 59, serves as chairman, president and chief executive officer of Baxter International Inc., a position he has held since 2016. Before joining Baxter, Almeida served as chairman, president and chief executive officer of Covidien plc from 2012 to 2015. Almeida also served in leadership roles at Tyco Healthcare (Covidien’s predecessor), Wilson Greatbatch Technologies Inc., American Home Products’ Acufex Microsurgical division, and Johnson & Johnson’s Professional Products division. He began his career as a management consultant at Andersen Consulting (Accenture).
Almeida previously served on the boards of Walgreens Boots Alliance, Inc., Analog Devices, Inc., EMC Corporation, State Street Corporation and Covidien plc. He currently serves on the Northwestern University Board of Trustees.

“Joe’s experience in leading large, global companies and serving as a board member in a variety of industries will bring additional depth to our board,” said Brian Moynihan, chair and chief executive officer.

Almeida has been appointed to the Audit Committee and Compensation and Human Capital Committee of the Bank of America Board of Directors.

“Joe has a tremendous record of achievement as a business leader and we look forward to him making a significant contribution to our Board,” said Lionel Nowell, lead independent director. A native of Brazil, Almeida received a bachelor’s of science degree in mechanical engineering from Instituto Mauá de Tecnologia.

Bank of America

Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the

United States, serving approximately 67 million consumer and small business clients with approximately 4,000 retail financial centers, approximately 16,000 ATMs and award-winning digital banking with approximately 55 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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Reporters may contact:
Jessica Oppenheim, Bank of America
Phone: 1.646.855.1600
Jessica.oppenheim@bofa.com